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                                                                    Exhibit 99.1
                                  PRESS RELEASE
                              [Department 56 Logo]

                                  Investor Contacts:   Mark Kennedy/Tim Schugel
                                                       Telephone: (612) 944-5600

                    SUSAN ENGEL NAMED CHIEF EXECUTIVE OFFICER
                                OF DEPARTMENT 56

                      FOUNDER ED BAZINET REMAINS CHAIRMAN;
                            STAYS ON IN CREATIVE ROLE


Minneapolis, MN, November 13, 1996 -- Department 56, Inc. (NYSE:DFS) announced today that Susan Engel, President and Chief Operating Officer, has been appointed to the additional position of Chief Executive Officer. Ed Bazinet, who founded the company twenty years ago, will continue as Chairman and will focus his attention on creative development of its Decorative Giftware line.

"My decision to pass the Chief Executive position to Susan Engel reflects our partnership in all areas of the company's management over the past two years. She has my utmost confidence," Mr. Bazinet said. "For me, this is a homecoming of sorts. Before Department 56 became known for our Collectible products, my roots started in general giftware and home decor. I look forward to concentrating on growing our Decorative Giftware line, and to help it create the same market presence and appeal that our Collectibles have."

"Under Ed's leadership, Department 56 has become a premier consumer products company with valuable brands and an exceptional franchise," Ms. Engel noted. "I am looking forward to continuing our tradition of growth and excellence, and am pleased that we will continue to benefit from the dedication of Ed's creative energies."

Ms. Engel joined Department 56 as President and COO in 1994, and was appointed to its Board in February 1996. Previously, she was President and Chief Executive Officer of Champion Products, a division of Sara Lee Corporation. Prior to Champion, Ms. Engel was a management consultant with Booz-Allen & Hamilton for 14 years.

Department 56, Inc. is a leading designer, importer and distributor of fine quality collectibles and other specialty giftware products sold through gift and home accessory retailers. The Company is best known for its series of collectible, handcrafted lit ceramic and porcelain houses, buildings and related accessories in The Original Snow Village Collection and The Heritage Village Collection. In addition, Department 56, Inc. offers an extensive line of holiday and home decorative products, including its Snowbabies collectible porcelain and pewter hand-painted figurines, Christmas decorative products and other giftware items.
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